UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 27, 2006

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

            At a meeting of the Central Vermont Public Service Corporation (the "Company") Board of Directors held on February 27, 2006, the Company's Board of Directors approved the Company's 2006 Management Incentive Plan structure and targets for executive officers. The structure and targets include measures in the following categories: Financial, Customer, Process and People. The goal of the measures is to focus management to drive high customer service at the lowest cost by motivating and developing employees and ensuring their safety, in order to provide the best return for its shareholders.

            The Board of Directors also approved, at the same meeting, the structure and targets for the Long-Term Incentive Plan ("LTIP") for executive officers which delivers 100 percent of its value in performance shares (fifty percent of performance shares based on the Company's total shareholder return compared to all other electric and combination utilities over a three-year period, and the other 50 percent of performance shares based on the Company's three-year performance compared to predetermined key operational measures). The key operational measures include Return on Assets, restoration of the Company's bond rating to investment grade status, customer satisfaction/perception compared to other electric utilities in the East Region as reported by J.D. Power and exceeding service quality standards negotiated with State regulators.

            In an additional action on February 27, 2006, the Board also approved a stock grant of 4,500 shares of restricted stock with a two-year vesting period to Robert H. Young, President and Chief Executive Officer of the Company, for his performance related to the profitable sale of Catamount Energy Corporation, previously a wholly owned subsidiary.

Item 9.01. Financial Statements and Exhibits.

      (d) Exhibits.

Exhibit Number	Description of Exhibit
A 10.108	Restricted Stock Award Agreement dated February 27, 2006 between the Company and Robert H. Young.
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joan F. Gamble Joan F. Gamble, Vice President, Strategic Change and Business Services

March 3, 2006
EXHIBIT INDEX
Exhibit Number	Description of Exhibit
A 10.108	Restricted Stock Award Agreement dated February 27, 2006 between the Company and Robert H. Young.